Exhibit 10.2(b)

Execution Copy

Certain identified information has been excluded from this exhibit because it is both (i) not material, and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

AMENDMENT No. 2

dated as of 19 December 2022

(the “Amendment No. 2 Effective Date”)

to the

SHARE EXCHANGE AGREEMENT

dated as of 28 May 2021

between

Wolfgang Peter Hoppe

(the “Seller 1”)

Henrik Bulskov

(the “Seller 2”)

Prof. Dr. Joachim Müller-Quernheim

(the “Seller 3”)

Amendment No. 2 to the Share Exchange Agreement regarding AdVita Lifescience GmbH	2

Dr. Björn Christian Frye

(the “Seller 4”)

Marc Alexander Kessemeier

(the “Seller 5”)

BG Consulter GmbH

(the “Seller 6”)

APARA-Bioscience GmbH

(the “Seller 7”)

Ulrich Birsner

(the “Seller 8”)

Annette Marlene Schätzle

(the “Seller 9”)

(Seller 1 through Seller 9 together the “Sellers”

and each individually a “Seller”)

Amendment No. 2 to the Share Exchange Agreement regarding AdVita Lifescience GmbH	3

and

RELIEF THERAPEUTICS Holding SA

avenue de Sécheron 15

CH-1202 Geneva Switzerland

(the “Buyer”)

regarding the sale and purchase of all shares in

AdVita Lifescience GmbH

Amendment No. 2 to the Share Exchange Agreement regarding AdVita Lifescience GmbH	4

TABLE OF CONTENT

PREAMBLE		5

1.	DEFINITIONS, INTERPRETATION AND NEW DEFINITIONS	6

1.1	DEFINITIONS AND INTERPRETATION	6
1.2	NEW DEFINITIONS	6

2.	NEW SECTION 3.1 AND RESTRUCTURING OF ORIGINAL MILESTONES PAYMENTS	6

2.1	NEW SECTION 3.1	6
2.2	SELLERS’ ACKNOWLEDGMENT ON THE RECEIPT OF THE PAYMENT SHARES AND THE MILESTONE OF SECTION 3.1B) I)	7
2.3	SELLERS’ WAIVER AND RELEASE OF CLAIMS IN RELATION TO FORMER SECTION 3.1 OF THE AGREEMENT	7

3.	MILESTONE ACCELERATION TOOL	7

4.	PROGRESS REPORTS ON MILESTONE PRODUCTS	8

5.	APPOINTMENT OF A JOINT STEERING COMMITTEE	8

5.1	JSC INCORPORATION	8
5.2	LIMITATION OF JSC POWERS	9
5.3	JSC MEMBERSHIP AND MEETINGS	9

6.	MISCELLANEOUS	10

6.1	NOTICES	10
6.2	WAIVER	10
6.3	ENTIRE AGREEMENT	10
6.4	SEVERABILITY	10
6.5	AMENDMENT	10
6.6	GOVERNING LAW AND JURISDICTION	10
6.7	COUNTERPARTS	11

Amendment No. 2 to the Share Exchange Agreement regarding AdVita Lifescience GmbH	5

Preamble

A.

The Parties entered into a Share Exchange Agreement dated as of 28 May 2021 regarding the acquisition by the Buyer from the Sellers of all Shares in AdVita Lifescience GmbH (the “Company”), which was supplemented on 24 June 2021, closed on 27 July 2021 and amended by an Amendment No. 1 dated as of 6 November 2021 (hereinafter individually and collectively referred to as the “Agreement”).

B.

In the Agreement the Parties agreed that the Purchase Price for all the Shares consisted in the Payment Shares and possible future contingent milestone payments in the aggregate maximum amount of up to EUR 20,000,000, each payable upon achievement of specific objectives (each an “Original Milestone” and together the “Original Milestones”), including the Original Milestone of Section 3.1.b) iv) of the Agreement of EUR 5,000,000 (the “CIP Original Milestone”) for the identification of a partner for co-development or start of a clinical trial phase II in checkpoint inhibitor induced pneumonitis (hereinafter the “CIP”).

C.	[***]

D.	[***]

E.	[***]

F.	[***]

G.	[***]

H.	[***]

I.

In addition, the Parties intend to agree on a mechanism allowing the Sellers to receive some advance payments on the future contingent Milestones (as defined herein) payable according to the Agreement, corresponding to a certain percentage of proceeds received by the Buyer from third parties pursuant to certain agreements related to the subject matter of those Milestones.

J.

Finally, the Parties intend to agree on (i) certain Buyer’s reporting obligations lasting until achievement of the last to achieve Milestone, and (ii) the incorporation of a joint steering committee having solely advisory and consulting purposes in relation to projects related to the future contingent Milestones.

Therefore, the Sellers and the Buyer (each a “Party” and together the “Parties”) have come to the following agreement:

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1.	Definitions, Interpretation and New Definitions

1.1	Definitions and Interpretation.

a)	Capitalized terms, not specifically defined herein, shall have the meaning assigned to them in the Agreement.

b)	To the extent not expressly amended by this Amendment No. 2, the Agreement shall remain unchanged and shall continue to apply.

c)	Section 1.2 of the Agreement shall entirely apply to this Amendment No. 2.

d)

This Amendment No. 2 and the related discussions between the Parties hereto shall not be interpreted as changing the meaning of any provision of the Agreement that is not amended by this Amendment No. 2.

1.2	New Definitions.

The Parties agree that, as of the Amendment No. 2 Effective Date, the following definitions are included to the Annex 1 of the Agreement:

Aviptadil	shall mean the synthetic form of human Vasoactive Intestinal Peptide (VIP).

Phase II Clinical Study	shall mean a research study of Aviptadil with human
subjects inter alia aimed at determining the safe and effective dose range in the proposed indication and prospectively designed to generate sufficient data to enter and commence Phase III clinical trials.

Regulatory Approval	shall mean with respect to a country or jurisdiction, any and all approvals, licenses, registrations, or authorizations of any regulatory or other governmental authority necessary to market and sell a product in such country or jurisdiction.

2.	New Section 3.1 and Restructuring of Original Milestones Payments

2.1	New Section 3.1

The Parties agree that, as of the Amendment No. 2 Effective Date, Section 3.1 of the Agreement is deleted and replaced in its entirety with the following new Section 3.1:

3.1 Payment Shares and Milestones

The purchase price for all the Shares shall consist of:

a)	a fixed price of EUR 25,000,000 solely payable in Buyer Shares (the “Payment Shares”), being computed as the product of the lower of:

i)	the closing price of Buyer Shares as of the Trading Day immediately preceding the Closing Date in EUR, applying the CHF-EUR Exchange Rate of the Trading Day immediately preceding the Closing Date, and

ii)	the 60 Day VWAP preceding the Closing Date,

multiplied by the number of Buyer Shares to equal EUR 25,000,000 (less any Leakage other than Permitted Leakage) (with any fractions of Buyer Shares to be rounded up).

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b)

possible future contingent milestone payments in the aggregate maximum amount of up to EUR 15,000,000, each payable upon achievement by the Buyer or one of its Affiliates of specific objectives as follows (each a “Milestone” and together the “Milestones”):

i)	EUR 5,000,000 upon the issuance of one of the Patents;

ii)	EUR 5,000,000 upon the first Regulatory Approval in the US or Europe for the inhaled form of Aviptadil for the treatment of sarcoidosis or berylliosis;

iii)	EUR 3,000,000 upon the start of a Phase II Clinical Study for the inhaled form of Aviptadil in the treatment of checkpoint inhibitor induced pneumonitis (“CIP”); and

iv)	EUR 2,000,000 upon completion of a Phase II Clinical Study for the inhaled form of Aviptadil in the treatment of CIP.

Each Milestone shall be payable only once.

((a) and b) together referred to as the “Purchase Price”).

For the sake of clarity: a) the start of a Phase II Clinical Study corresponds to the date of dosing of the first patient and b) the completion of a Phase II Clinical Study corresponds to the date of signing of the final clinical study report indicating whether the primary endpoints were achieved.

2.2	[***]

2.3	Sellers’ waiver and release of claims in relation to former Section 3.1 of the Agreement

a)

Except for the Milestone under Section 3.1b) i) of the Agreement already duly paid by the Buyer, and subject to Article 2.3b) hereafter, the Sellers waive any and all rights, claims or requests against the Buyer and release the Buyer from any obligations in relation to the Original Milestones, including any claims for the CIP Original Milestone.

b)

As of the Amendment No. 2 Effective Date, the rights and obligations of the Parties in relation to the Milestones shall be determined in accordance with the terms of the new Section 3.1 of the Agreement as amended by this Amendment No. 2 exclusively.

3.	Milestone Acceleration Tool

The Parties agree about the Sellers’ right to receive, in relation to the Milestones not yet completed under the Agreement (as amended), some advance payments pursuant to the following terms and conditions of this Article 3 of this Amendment No. 2.

a)

The Buyer shall pay to the Sellers the 20% (twenty percent) of all the Proceeds (as defined herein) received by the Buyer in connection with any agreement entered into between the Buyer and/or any of its Affiliates on the one hand and any third party on the other hand governing a collaboration for development and/or commercialization of a product containing Aviptadil intended for the treatment of sarcoidosis and/or berylliosis and/or CIP (such agreement, a “Commercial Agreement”).

Amendment No. 2 to the Share Exchange Agreement regarding AdVita Lifescience GmbH	8

b)

The advance payments received by the Sellers as per the foregoing Article 3a) shall be entirely considered as portion of and deducted from any payments falling due upon achievement of any of the Milestones described in Section 3.1b) ii), iii) or iv) of the Agreement (as amended), and shall be due by the Buyer in one or more occasions until fulfillment of the overall amount related to those Milestones described in Section 3.1b) ii), iii) or iv) of the Agreement (as amended). For the sake of clarity, (i) in case no Milestone becomes due and payable, the Sellers shall be entitled to retain any payment received from the Buyer through the Commercial Agreements pursuant to this Article 3; (ii) in case the advance payments made by the Buyer to the Sellers through the Commercial Agreements pursuant to this Article 3 exceed the amount of the first subsequent Milestone payment, that subsequent Milestone shall be considered as fully paid up and any remaining amount shall be deducted from any other subsequent Milestone payment (if any).

c)	The Buyer shall execute the advance payments in favor of the Sellers within 10 (ten) Business Days from the Buyer’s receipt of the Proceeds.

d)

For the purposes of the Agreement and this Amendment No. 2, “Proceeds” shall mean any non-contingent, non-recoverable and non-refundable proceeds (in cash or in kind) effectively received by the Buyer pursuant to any Commercial Agreement, net of any taxes that may be levied by the payer or due by the Buyer on such Proceeds.

4.	Progress Reports on Milestone Products

The Parties agree that, starting from the Amendment No. 2 Effective Date and until the date of achievement and full payment of the last Milestone, the Buyer shall deliver to the Sellers’ Representative, within the term of 30 (thirty) calendar days after the end of each half calendar year (i.e., end of January and end of July, respectively) a written report (each, a “Progress Report”) summarizing, to the extent permitted by applicable Laws and stock exchange rules and regulations, in reasonable detail and on a reasonably current basis, all material developments relating to the development of, regulatory approval for, manufacture and launch of all the products being subject of a Milestone that have occurred in the period between the end of the one covered by the latest report and the date of the Progress Report.

5.	Appointment of a Joint Steering Committee

5.1	JSC Incorporation

As of the Amendment No. 2 Effective Date, the Parties agree to establish a joint steering committee (the “JSC”) to allow the Buyer to consult with the Sellers’ representative appointed pursuant to this Article 5 in relation to the development, regulatory and commercial aspects of the products being subject of the Milestones contemplated under the Agreement. The JSC is created for consulting purposes only, in order to allow the Sellers (through the Sellers’ representative) to provide opinions and recommendations to be submitted to the senior management of the Buyer. The JSC shall not have any decision power in relation to the matters of discussion and the Buyer shall be free to make its own decisions about such matters at its own reasonable discretion, including when such decisions are contrary to the recommendations received from the Sellers through this JSC.

Amendment No. 2 to the Share Exchange Agreement regarding AdVita Lifescience GmbH	9

5.2	Limitation of JSC Powers

The JSC will only have the powers expressly assigned to it in this Article 5 and will not have the authority to: (a) modify or amend the terms and conditions of the Agreement; or (b) decide any issue in a manner that would conflict with the express terms and conditions of the Agreement, or (c) modify, influence or change the development or commercialization strategy decided by the Buyer.

5.3	JSC Membership and Meetings

a)

JSC Members. The JSC will consist of two (2) members, one (1) appointed by the Sellers and one (1) appointed by the Buyer. Initial members for the JSC will be Paolo Galfetti, COO of Relief Therapeutics Holding SA and Marc Alexander Kessemeier as Sellers’ representative. The JSC members shall each be appointed for an initial period of three (3) years, following which they may be reappointed for consecutive three (3) years periods, if needed. Each Party may replace its representative on the JSC by written notice to the other Party at any time; in case of replacement the new representative shall be in charge until the end of the applicable three (3) years period. The Parties will alternate, on a meeting-by-meeting basis, in having their representatives on the JSC to act as the chairperson of the JSC for the meeting. The chairperson will prepare and circulate agendas prior to each JSC meeting and subsequently promptly provide to the Parties reasonably detailed drafts of the minutes of each such meeting. The Parties will promptly discuss any comments on such minutes and finalize the minutes no later than the earlier of seven (7) days prior to the date of the next JSC meeting and seven (7) days prior to the date of the next meeting of the board of directors of the Buyer at which a topic covered by the minutes will be discussed. The minutes of the JSC meetings shall serve the Buyer as basis and recommendation for any decision the board of directors of the Buyer may take on the topics covered by the minutes.

b)

Meetings. The JSC will hold meetings at such times as it elects to do so or following the request of one of the JSC members, but such meetings will be held in any event at least twice every calendar year, unless the JSC decides on a different frequency. Meetings of the JSC may be held in person, or by audio or video teleconference, at the JSC’s discretion, with in-person JSC meetings being held at locations selected on an alternating basis by the Parties. Each Party will be responsible for all of its own expenses in connection with participating in the JSC meetings.

c)

Non-Member Attendance. Each Party may from time to time invite a reasonable number of its representatives, who are not members of the JSC, to attend a JSC meeting; provided, that such participants are bound by confidentiality and non-use obligations consistent with the terms of this Agreement; and provided, further, that each Party will provide reasonable prior written notice to the other Party if it has invited any third party (including any consultant) to attend such a meeting and the attendance of such third party will be subject to the consent of the other Party.

Amendment No. 2 to the Share Exchange Agreement regarding AdVita Lifescience GmbH	10

d)

The Buyer and the Sellers hereby agree that, as of the Amendment No. 2 Effective Date, the Sellers’ representative indicated in Article 5.3a) hereinabove or any other Sellers’ representative as may be appointed over time according to the terms of this Amendment No. 2 shall also act as the Sellers’ Representative as set forth in Section 13.2 of the Agreement and shall operate according to the terms as set forth therein.

6.	Miscellaneous

6.1	Notices

All notices and other communications to be given by any Party under this Amendment No. 2 shall be made in writing and shall be delivered according to the terms of Section 13.3 of the Agreement.

6.2	Waiver

The failure of any of the Parties to enforce any of the provisions of this Amendment No. 2 or any rights with respect thereto shall (i) in no way be considered as a waiver of such provisions or rights and (ii) not in any way affect the validity of this Amenment No. 2. The waiver of any breach of agreement by any Party shall not operate to be construed as a waiver of any other prior or subsequent breach.

6.3	Entire Agreement

Upon execution by the Parties, this Amendment No. 2 including its Preamble shall become an integral part of the Agreement as amended over time. Save the changes introduced by the present Amendment No. 2, all the provisions of the Agreement, which shall, for the avoidance of doubt, include Amendment No. 1, shall keep their full effectiveness.

6.4	Severability

If any provision of this Amendment No. 2 is held to be invalid or unenforceable for any reason it shall be revised rather than rendered void, if possible, in order to achieve the intent of the Parties to this Amendment No. 2 to the fullest extent possible. In any event, all other provisions of this Amendment No. 2 shall be deemed valid and enforceable to the fullest extent possible. The same shall apply in case of a gap.

6.5	Amendment

This Amendment No. 2 may be amended only in writing through a document duly signed by each Party.

6.6	Governing Law and Jurisdiction

This Amendment No. 2 shall be subject, with reference to the choice of governing law and the place of jurisdiction to the terms of Sections 13.9 and 13.10 of the Agreement respectively.

Amendment No. 2 to the Share Exchange Agreement regarding AdVita Lifescience GmbH	11

6.7	Counterparts

This Amendment No. 2 may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The Parties agree that execution of this Amendment No. 2 by exchanging executed signatures by email, portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Amendment No. 2 shall have the same legal force and effect as the physical delivery of the paper document bearing original signature.

[Remainder of the page left intentionally blank. Signature pages follow.]

Amendment No. 2 to the Share Exchange Agreement regarding AdVita Lifescience GmbH	12

The Seller 1: Wolfgang Peter Hoppe

/s/ Wolfgang Peter Hoppe Wolfgang Peter Hoppe

The Seller 2: Henrik Bulskov

/s/ Henrik Bulskov Henrik Bulskov

The Seller 3: Prof. Dr. Joachim Müller-Quernheim

/s/ Joachim Müller-Quernheim Prof. Dr. Joachim Müller-Quernheim

The Seller 4: Dr. Björn Christian Frye

/s/ Björn Christian Frye Dr. Björn Christian Frye

The Seller 5: Marc A. Kessemeier

/s/ Marc A. Kessemeier Marc A. Kessemeier

The Seller 6: BG Consulter GmbH

/s/ Patrick Galli Name: Patrick Galli
Function: CEO

Amendment No. 2 to the Share Exchange Agreement regarding AdVita Lifescience GmbH	13

The Seller 7: APARA-Bioscience GmbH

/s/ Ulrich Birsner
Name:	Ulrich Birsner
Function:	Director

The Seller 8: Ulrich Birsner

/s/ Ulrich Birsner Ulrich Birsner

The Seller 9: Annette Marlene Schätzle

/s/ Annette Marlene Schätzle Annette Marlene Schätzle

The Buyer: RELIEF THERAPEUTICS Holding SA

/s/ Ram Selvaraju
Name:	Ram Selvaraju
Function:	Chairman of the Board of Directors

/s/ Jeremy Meinen
Name:	Jeremy Meinen
Function:	Chief Financial Officer